Exhibit 10.13
LAURUS MASTER FUND, LTD.
c/o Laurus Capital Management, LLC
825 Third Avenue, 14th Floor
New York, New York 10022
August 30, 2007
Silicon Mountain Holdings, Inc.
4755 Walnut Street
Boulder, Colorado 80303
Attention: Rudolph (Tré) A. Cates III
     Re: Side Letter Agreement
Ladies and Gentlemen:
     Reference is made to (a) the Master Security Agreement dated as of August 28, 2007 (as the same may be amended, supplemented, restated and/or modified from time to time, the “Security Agreement”) by and among Silicon Mountain Holdings, Inc., a Colorado corporation (the “Company”), and Laurus Master Fund, Ltd. (“Laurus”) and certain affiliates of Laurus, (b) certain ancillary agreements executed in conjunction therewith (as each are amended, restated, modified and/or supplemented from time to time, the “Ancillary Agreements”) and (c) all documents, instruments and agreements executed in connection therewith, as each are amended, restated, modified and/or supplemented from time to time (together with the Security Agreement and the Ancillary Agreements, collectively, the “Documents”). [Capitalized terms not otherwise defined herein shall have the meanings set forth in the Security Agreement.]
     In order to facilitate the closing of the transactions contemplated by the Documents within the time constraints of the Company, Laurus has agreed that certain closing requirements may be waived, in whole or in part, as conditions to the initial disbursement under the Documents. In consideration thereof, the Company has agreed to satisfy the following conditions within the time periods and under the conditions set forth on the attached schedule (“Schedule A”), all in a manner (and when applicable, evidenced by agreements, instruments and documents) satisfactory in form and substance to Laurus.
     The Company acknowledges and agrees that its failure to satisfy the requirements set forth on Schedule A within the applicable time limit set forth thereon with respect thereto shall, in each event, constitute an “Event of Default” under the Documents.
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Side Letter Agreement

     Except as expressly provided herein, nothing contained herein shall act as a waiver or excuse of performance of any obligations contained in the Documents. No waiver, modification or amendment of any provision of this agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours, LAURUS MASTER FUND, LTD.
By:	/s/ David Grin
	Name:	David Grin
	Title:	Director

The foregoing is hereby accepted and agreed to
as of the date set forth above:
SILICON MOUNTAIN HOLDINGS, INC.

By:	/s/ Rudolph (Tré) A. Cates III
Rudolph (Tré) A. Cates III
President and Chief Executive Officer

Side Letter Agreement

Schedule A
     Laurus’ receipt of each of the following in form and substance satisfactory to Laurus and its counsel:
     1. A stock certificate (or certificates) representing 100% of the issued and outstanding common stock of Silicon Mountain Memory, Incorporated (“SMM”) with a duly executed stock power (or powers) in blank within 4 business days following the Stock Certificate Receipt Date. For purposes of the foregoing, the “Stock Certificate Receipt Date” shall be October 27, 2007, which is the date that is sixty (60) days (not including the Exchange Closing Date (defined below)) following the closing of the stock exchange (the “Exchange Closing Date”) between the stockholders of SMM and Z-Axis Corporation (s/k/a Silicon Mountain Holdings, Inc.) pursuant to that Stock Exchange Agreement, dated May 7, 2006.
Side Letter Agreement